SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [X]

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[X]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

BANCORP RHODE ISLAND, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
PL Capital Offshore, Ltd.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
          John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PRELIMINARY COPY, DATED MARCH 1, 2007

BANCORP RHODE ISLAND, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 16, 2007

PROXY STATEMENT OF THE PL CAPITAL GROUP
IN OPPOSITION TO
THE MANAGEMENT OF BANCORP RHODE ISLAND, INC.

WHY YOU WERE SENT THIS PROXY STATEMENT

This proxy statement and the accompanying WHITE proxy card are being furnished to holders of the common stock of Bancorp Rhode Island, Inc. (“Bancorp RI” or the “Company”) in connection with the solicitation of proxies by the PL Capital Group. The PL Capital Group seeks to elect two directors to Bancorp RI’s Board of Directors, in opposition to the directors nominated for election by the Board of Directors of Bancorp RI.

The PL Capital Group consists of various investment entities and individuals that beneficially own an aggregate of 382,220 shares, approximately 8% of Bancorp RI’s outstanding common stock. The PL Capital Group is Bancorp RI’s second largest outside shareholder. The persons and entities which constitute the PL Capital Group are described below in the section entitled “Certain Information Regarding The Participants.” This proxy statement sometimes refers to the PL Capital Group as “we,” “us,” “our” and variants of those words.

The PL Capital Group is soliciting proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) of Bancorp RI. The Annual Meeting will be held at [•]:[•] a.m. on May 16, 2007 at [•], Providence, Rhode Island. The principal executive offices of the Company are located at One Turks Head Place, Providence, Rhode Island 02903-2219. This proxy statement is first being mailed to shareholders on or about March [•], 2007.

WE ARE SEEKING TWO BOARD SEATS BECAUSE WE ARE CONCERNED ABOUT
BANCORP RI’S PERFORMANCE

SINCE ITS INCEPTION IN 1996, BANCORP RI HAS NEVER HAD WORSE RESULTS:

•	LOWEST Earnings Per Share (EPS) in it's history:	$1.57
•	LOWEST Return on Equity (ROE) in it's history:	7.2%
•	LOWEST Return on Assets (ROA) in it's history:	0.53%
•	HIGHEST Operating Efficiency Ratio in it's history:	74% (lower is better)

BANCORP RI’S 2006 RESULTS TRAILED OTHER BANKS:

		Bancorp RI	$1-$5 bil Assets Peer Group (1)	All U.S. Banks
•	Return on Equity:	7.2%	12.3%	13.3%
•	Return on Assets:	0.53%	1.14%	1.33%
•	Efficiency Ratio:	74%	58%	57%

Sources:	(1) SNL Securities Inc. — Includes 152 publicly traded banks with total assets between $1.0 billion to $5.0 billion
(2) Federal Deposit Insurance Corporation Statistics on Depository Institutions (from www.fdic.gov) — Includes 7,526 banks

BANCORP RI’S 2006 RESULTS WERE WORSE THAN THE RESULTS ACHIEVED IN 2002:

BANCORP RI Earnings Per Share (EPS) (for the years ended December 31,):

BANCORP RI Return on Equity (ROE) (for the years ended December 31,):

BANCORP RI Return on Assets (ROA) (for the years ended December 31,):

BANCORP RI Efficiency Ratio (for the years ended December 31,):

Source: Bancorp RI filings with the Securities and Exchange Commission

BANCORP RI’S PROJECTIONS FOR 2007

During the fourth quarter 2006 earnings conference call, Bancorp RI management projected 2007 EPS of $1.80 to $1.85. While this is a significant percentage increase from 2006, the 2007 projected EPS would still be lower than the $1.92 earned in 2002, and the $2.04 earned in both 2004 and 2005. Even if we assume that Bancorp RI can achieve the upper end of the projected range ($1.85), this would equate to only an approximately 8% ROE, the second lowest ROE since 1998 and still well below the 12.3% ROE generated by the bank peer group in 2006 (this peer group consists of 152 publicly traded banks with between $1.0 billion to $5.0 billion in assets—Source: SNL Securities Inc.).

BANCORP RI’S INABILITY TO CONTROL OVERHEAD EXPENSES

In the past five years, Bancorp RI’s operating expenses have grown at a faster compounded annual growth rate (CAGR) than both the CAGR in revenues and the balance sheet. This is particularly troublesome, in our view, because the average bank in the U.S. increases operating expenses at a slower rate than operating revenues. In fact, the average bank typically spends approximately $0.58 of operating expenses for every $1.00 of additional revenue. Unfortunately, Bancorp RI has been spending more than $1.00 of expenses to generate a $1.00 of revenues, as shown in the growth rates in operating expenses and operating revenues noted below:

Bancorp Rhode Island CAGR (2002 to 2006)
•	Operating expenses	+9.1%
•	Operating revenues	+5.9%

This is the direct cause of Bancorp RI’s worsening Efficiency Ratio, from 65% in 2002 to 74% in 2006. Bancorp RI is also significantly worse than the bank peer group, which had a 57% efficiency ratio in 2002 and 58% in 2006.

Bancorp RI’s operating expenses have also grown at a faster CAGR than the growth in Bancorp RI’s balance sheet, as noted below:

Bancorp Rhode Island CAGR (2002 to 2006)
•	Operating expenses	+9.1%
•	Total Assets	+7.9%
•	Total Deposits	+5.9%

While Bancorp RI implemented expense reduction initiatives in 2006, Bancorp RI has to go much further to reach its peer group’s efficiency ratio of 58%. In our view, Bancorp RI’s efficiency ratio needs to be reduced significantly, from the most recent level of 74% in 2006, to 55% to 60%. When we advised the President and Chief Executive Officer (CEO) of Bancorp RI, Merrill W. Sherman, in a July 2006 teleconference that it was our view that Bancorp RI needed to reduce its efficiency ratio to 55% to 60%, she said that it was not realistic to reduce Bancorp Rhode Island’s efficiency ratio to that level. One of the primary reasons we are seeking board seats is that we disagree with her assessment.

We caution shareholders that even if we were to be elected to the board, there is no guarantee that we will be able to persuade the full board to agree with our assessment, or that management will be able to successfully implement a plan to reduce the efficiency ratio and increase earnings.

BANCORP RI SHOULD EXPLORE ALL POSSIBLE STRATEGIC ALTERNATIVES

Primarily because we don’t believe Bancorp RI’s existing board and management team have the intention or ability to tackle the challenges necessary to get the Company to a 55% to 60% efficiency ratio (and increase earnings by doing so), we believe Bancorp RI’s board should aggressively explore all of the Company’s strategic alternatives. This review should compare the present value of (1) a sale or merger of Bancorp RI, versus (2) remaining independent. We believe that a realistic review may lead to the conclusion that Bancorp RI should be sold or merged with a larger bank.

We believe strategic alternatives should be explored because we believe Bancorp RI has significant franchise value. The Company operates in a unique banking market, characterized by significantly fewer competitors than in other major metropolitan areas. Due to consolidation (namely, prior mergers), there are only 22 banks operating in Rhode Island. Three large banks (Citizens Bank, Bank of America and Sovereign) control 76% of the deposits in Rhode Island as of the most recent available data from the Federal Deposit Insurance Corporation (June 30, 2006). Bancorp RI has approximately a 5% deposit market share, and is the 5th largest bank in Rhode Island and the second largest bank headquartered in Rhode Island.

Simply put, we believe other banks, which desire to enter the Rhode Island market, or expand their existing Rhode Island franchise, might pay a premium price for Bancorp RI, and that price could exceed the value that Bancorp RI can produce by remaining independent.

If we are elected to the board, we are also willing to realistically examine management’s plans and projections, to evaluate whether remaining independent, or deferring a sale until a more opportune time, may create more shareholder value over time.

We are also willing to examine whether changes in the existing management team or business model would yield superior performance and shareholder value. In our view, the only way for us to have access to the information needed to assist the board in making this judgment, is to be elected to the board of Bancorp RI.

EVEN IF BANCORP RI’S SHAREHOLDERS MAY BE BETTER OFF HAVING BANCORP RI REMAIN INDEPENDENT, WE HOPE YOU AGREE THAT HAVING TWO SHAREHOLDER ADVOCATES ON THE BOARD IS A POSITIVE CATALYST FOR IMPROVED PERFORMANCE.

BANCORP RI’S FAILURE TO AVOID A PROXY CONTEST

Bancorp RI had the opportunity to avoid a proxy contest, yet chose not to. As noted in Bancorp RI’s press release dated January 25, 2007, Bancorp RI’s board refused a request by our principals Richard J. Lashley and John W. Palmer to join the board of directors. We encourage shareholders to ask Bancorp RI why the board preferred to engage in a proxy contest rather than put on the board two representatives of the Company’s second largest outside shareholder, both of whom have prior experience serving on public company bank boards and in the banking industry.

FAILURE TO LISTEN TO VIEW OF SHAREHOLDERS

In the Company’s January 25, 2007 press release, board Chairman Malcolm G. Chace said, “Our Board of Directors is always interested in the views of its shareholders.” Apparently, the rest of Bancorp RI’s management team does not share their Chairman’s views because the next day PL Capital principal John Palmer was purposely blocked by Bancorp RI from asking questions on the Company’s fourth quarter earnings teleconference call (CEO Merrill Sherman admitted this was done in a banking industry publication dated February 5, 2007). We hope you agree that this type of anti-shareholder action is objectionable and inappropriate.

WALL STREET ANALYSTS WEIGH IN

Bancorp RI is followed by several Wall Street analysts. Excerpts of recent analyst’s reports and public comments:

Laurie Hunsicker; Friedman, Billings, Ramsey & Co., Inc. (January 26, 2007):
“We continue to believe that BARI has an attractive franchise in a fairly consolidated state and could be worth $50-$55 per share in an acquisition, should the board decide to pursue a sale. Additionally, if the board elects to sell to a mutual that was simultaneously converting to stock form and take IPO shares as currency, our $55 takeout target could, in fact be closer to $75 per share.”

Bret Ginesky, Ryan Beck & Co., Inc. (January 25, 2007):
“Moreover, we believe the influence of outside investors could manifest itself into a productive relationship and lead to performance enhancements at the bank.”

Speaking about Bancorp RI’s fourth quarter 2006 earnings, he said that while “the efficiency ratio improved to 75.8%, by our calculations, it still remains one of the highest of BARI’s peer group.”

Jared Shaw, Keefe, Bruyette & Woods, Inc. (February 5, 2007):
“There is more value in a sale than the way that they’re running the bank right now. The stock, based solely on the company’s earnings, should be trading around $28 a share but could fetch $44 to $48 a share in a sale.”

Jared Shaw, Keefe, Bruyette & Woods, Inc. (June 23, 2006):
“Bancorp Rhode Island continues to be challenged by higher expenses. The bank’s efficiency ratio topped 80% this past quarter and has consistently been in the 70% area.”

Jared Shaw, Keefe, Bruyette & Woods, Inc. (June 23, 2006):
“Scarcity value: Bancorp Rhode Island is one of two remaining independent banks headquartered in Rhode Island. Furthermore, by operating in a marketplace dominated by three large banks (Bank America, Sovereign, Citizens), Bancorp Rhode Island offers an acquirer immediate entrance into the market.”

PL Capital also shares KBW analyst Jared Shaw’s view that the current stock price contains a large takeover premium. In our view, if the company loses that takeover premium, and goes back to trading on current fundamentals, the stock price could drop significantly. For example, if Bancorp RI traded at a price earnings (PE) ratio of 15 times projected 2007 earnings of $1.85, the stock would trade at $27.75.

In PL Capital’s view, banks have to earn the right to remain independent. In our view, Bancorp Rhode Island has not performed anywhere near well enough to justify remaining independent.

75TH PERCENTILE PAY FOR LESS THAN 50TH PERCENTILE PERFORMANCE:

We were surprised to read in Bancorp RI’s 2006 proxy statement (filed April 14, 2006) that “the Compensation Committee generally seeks to award bonuses for superior performance that bring total cash compensation to the 75th percentile of the survey group.” In 2005, CEO Merrill Sherman received total compensation of $715,070, including a bonus of $220,000. In 2006, she received total compensation of $[•], including a bonus of $[•]. We do not know how the Compensation Committee defines “superior” performance, but we would not define 2005 or 2006 as “superior” performance, since both years were not even up to the average (namely, 50th percentile) performance of the bank peer group, as noted below for each of these key metrics:

2006

	Bancorp RI	Peer Group Average(1)
Return on Equity:	7.2%	12.3%
Return on Assets:	0.53%	1.14%
Efficiency Ratio:	74%	58%

2005

	Bancorp RI	Peer Group Average(1)
Return on Equity:	10.0%	12.5%
Return on Assets:	0.71%	1.13%
Efficiency Ratio:	70%	58%

Source: (1) SNL Securities Inc.--Includes 152 publicly traded banks with total assets between $1 billion to $5 billion in 2006 (153 banks in 2005)

THE ANNUAL MEETING AND PL CAPITAL GROUP NOMINEES

Bancorp RI’s board of directors currently consists of fifteen members. At the Annual Meeting, the PL Capital Group will seek to elect Mr. Richard Lashley and Mr. John Palmer to fill two of the five open seats, in opposition to the Company’s nominees. The election of Messrs. Lashley and Palmer requires the affirmative vote of a plurality of the votes cast. If elected, Messrs. Lashley and Palmer would each be entitled to serve a three-year term.

Mr. Lashley and Mr. Palmer are the principals of PL Capital Group and each of its affiliates. They have substantial experience and expertise in the banking industry, as well as knowledge of Bancorp RI. The PL Capital Group also owns more shares of Bancorp Rhode Island than all five Company nominees combined.

MR. RICHARD J. LASHLEY

Mr. Lashley is the co-founder of PL Capital LLC, an investment firm specializing in the banking industry. PL Capital focuses on publicly traded banks and thrifts with market capitalizations ranging from $50 million to $5 billion. PL Capital has expertise in using shareholder activism to improve the performance or change the strategic direction of the banks or thrifts that it invests in.

Prior to co-founding PL Capital in 1996, Mr. Lashley worked at KPMG Peat Marwick from 1984 to 1996. While at KPMG, Mr. Lashley specialized in providing professional accounting and consulting services to numerous thrifts, banks and mortgage companies nationwide. In 1991, he was selected as the Assistant to the National Industry Director of KPMG’s National Banking and Finance practice. In 1993, Mr. Lashley was promoted to the position of Director, KPMG Financial Services — Capital Strategies Group, a national practice providing merger and acquisition advisory services to thrifts, banks, mortgage companies and other financial services companies. In this capacity, Mr. Lashley developed expertise in financial industry mergers and acquisitions, thrift mutual to stock conversions, valuation, capital restructurings, strategic planning and asset purchases and divestitures. From 1992 to 1998, Mr. Lashley served as a financial advisor in numerous bank mergers, aggregating over $1.0 billion in transaction value.

Mr. Lashley has previously served as the Assistant to the Chairman of the American Institute of Certified Public Accountants (AICPA) Savings Institutions Committee in Washington, D.C. and as a member of the AICPA Ad Hoc Committee on the Federal Deposit Insurance Corporation Improvement Act. He has extensive experience working with the Office of Thrift Supervision, Federal Deposit Insurance Corporation, Securities and Exchange Commission and other regulatory agencies on a national and regional level. Mr. Lashley has spoken at numerous national and regional banking industry conferences and seminars sponsored by groups such as the Financial Managers Society, AICPA, Savings and Community Bankers Association, Bank Administration Institute, Bank Director Magazine and other banking industry groups.

Mr. Lashley was formerly a member of the Board of Directors of Haven Bancorp, Inc., a publicly-traded $3.0 billion in assets thrift located in New York and the Advisory Board of New York Community Bancorp, the acquirer of Haven Bancorp. He has also formerly served as a director of: (1) Security Financial Bancorp, Inc., a publicly-traded $200 million in assets thrift located in St. John, Indiana that was sold in 2003, (2) Franklin Bancorp and its wholly owned subsidiary Franklin Bank, NA, a $700 million in assets commercial bank located in Detroit, Michigan and (3) Central Bancorp, Inc., a $500 million in assets thrift holding company in Somerville, Massachusetts, and its wholly owned bank subsidiary, Central Co-Operative Bank. Mr. Lashley currently serves as an Advisory Member of the Board of Directors of Clever Ideas, Inc., a privately-held specialty finance company located in Chicago, Illinois. Mr. Lashley believes he qualifies as a “financial expert” under the rules promulgated pursuant to the Securities Exchange Act of 1934.

Mr. Lashley received a Bachelor of Science Degree in Business Administration from Oswego State University in 1980 and an MBA degree from Rutgers University in 1984. Mr. Lashley graduated with honors at both Oswego State and Rutgers.

Mr. Lashley is a Certified Public Accountant in New Jersey (license status inactive). He is the former Chairman of the Oswego State University School of Business Capital Campaign and a current member of the Rutgers University Graduate School of Business Finance Advisory Board. Mr. Lashley, age 48, is married, has two children and lives in New Jersey.

He is the beneficial owner of 381,220 shares.

MR. JOHN W. PALMER

Mr. Palmer is the co-founder of PL Capital LLC, an investment firm specializing in the banking industry. PL Capital focuses on publicly traded banks and thrifts with market capitalizations ranging from $50 million to $5 billion. PL Capital has expertise in using shareholder activism to improve the performance or change the strategic direction of the banks or thrifts that it invests in.

Prior to co-founding PL Capital in 1996, Mr. Palmer was employed by KPMG from 1983 to 1996. While at KPMG, Mr. Palmer specialized in commercial banking, consumer finance, thrifts, mortgage banking and discount brokerage, serving public and privately held clients ranging in size from $40 million to $25 billion. He has extensive involvement with merger and acquisition transactions, public and private initial offerings, and numerous filings with the SEC and regulatory authorities including offerings to convert mutual thrift organizations to stock form companies. He has advised organizations in strategic decisions regarding acquisition alternatives, mergers of equals and opportunities to enhance or expand existing lines of business. In 1994, Mr. Palmer was promoted to the position of Director, KPMG Financial Services — Capital Strategies Group, a national practice providing merger and acquisition advisory services to thrifts, banks, mortgage companies and other financial services companies. In this capacity, Mr. Palmer developed expertise in financial industry mergers and acquisitions, thrift mutual to stock conversions, valuation, capital restructurings, strategic planning and asset purchases and divestitures. He has been involved in numerous mergers and acquisitions with transaction values of up to $600 million.

Mr. Palmer also instructed financial institution classes for KPMG and spoke at numerous national and regional banking industry conferences.

Mr. Palmer is the former Chairman of the Board of Directors of Security Financial Bancorp, Inc., a publicly-traded $200 million in assets thrift located in St. John, Indiana that was sold in 2003. Mr. Palmer also previously served as a director of Franklin Bancorp and its wholly owned subsidiary Franklin Bank, NA, a $700 million in assets commercial bank located in Detroit, Michigan where he also served on the audit, compensation, and loan committees of the board. Mr. Palmer also served as Chairman of the strategic planning committee of Franklin Bancorp. He currently serves on the Board of Directors of Clever Ideas, Inc., a privately-held specialty finance company located in Chicago, Illinois.

Mr. Palmer is a member of the Board of Directors for the Victory Gardens Theater in Chicago where he has served as President of the Board for the past two and one-half years. In his capacity as President, Mr. Palmer oversaw the purchase of the Biograph Theater and its re-development into a state of the art live performance theater. Mr. Palmer also oversaw the Capital Campaign for the renovation of the theater which exceeded $11 million.

Additionally, he has served as treasurer for the River Run Club, a community swim and tennis club. He previously served as a member of the Founders Society of the Detroit Institute of Arts and as Chairman of the Professional Outreach Program at the art institute and is a past member of the Membership Committee of the Board of Trustees. He is the past secretary and treasurer of the Intermediate’s Council for the Detroit Athletic Club. Additionally, he has served as Chairman of the Walsh College Fundraising Drive. Mr. Palmer believes he qualifies as a “financial expert” under the rules promulgated pursuant to the Securities Exchange Act of 1934.

Mr. Palmer obtained his Bachelor of Accounting Degree from Walsh College in 1983. He is a licensed (status inactive) Certified Public Accountant in Michigan and Illinois and is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. Palmer, age 46, is married, has three children, and resides in Illinois. He is the beneficial owner of 381,720 shares.

********************

Both nominees have consented to being named in this proxy and to serve, if elected. However, if either Mr. Lashley or Mr. Palmer is unable to serve as a director, the persons named as proxy on the attached WHITE card will vote for the election of another nominee as may be proposed by the PL Capital Group.

We note that there can be no assurances given that the PL Capital Group’s nominees, if elected, will be successful in persuading other members of the Board to adopt any of the PL Capital Group’s suggestions, since the PL Capital Group’s candidates would only constitute 2 members (out of 15), a minority position.

WHO CAN VOTE AT THE ANNUAL MEETING

The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is [•][•], 2007 (the “Record Date”). Shareholders of the Company as of the Record Date are entitled to one vote at the Annual Meeting for each share of common stock of the Company, $.01 par value per share (the “Common Stock”), held on the Record Date. It is anticipated that the proxy statement that will be filed by the Company will state the number of shares issued and outstanding on the Record Date.

HOW TO VOTE BY PROXY

To elect the PL Capital Group’s nominees to the Board, promptly complete, sign, date and mail the enclosed WHITE proxy card in the enclosed postage-paid envelope. Whether you plan to attend the Annual Meeting or not, we urge you to complete and return the enclosed WHITE proxy card. Please contact our proxy solicitor D.F. King & Co., Inc. at (800) 488-8035 if you require assistance in voting your shares.

Properly executed proxies will be voted in accordance with the directions indicated thereon. If you sign the WHITE proxy card but do not make any specific choices, your proxy will vote your shares as follows:

•	“FOR” the election of our two nominees to the Board of Directors, Mr. Richard Lashley and Mr. John Palmer

•	“FOR” the ratification of the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2007.

•	“AGAINST” the adjournment of the Annual Meeting to permit the Board of Directors to solicit additional proxies, if necessary.

You should refer to the Company’s proxy statement and form of proxy distributed by the Company for the names, backgrounds, qualifications and other information concerning the Company’s nominees. The PL Capital Group is NOT seeking authority to vote for and will NOT exercise any authority for Mr. [•] and Mr. [•], two of the Company’s five nominees. There is no assurance that the Company’s other nominees, Mr. [•], Mr. [•] and Mr. [•], will serve if elected with the PL Capital Group’s nominees.

Rule 14a-4(c)(3) of the Securities Exchange Act of 1934, as amended, governs our use of our discretionary proxy voting authority with respect to a matter that is not known by us a reasonable time before our solicitation of proxies. It provides that if we do not know, a reasonable time before making our solicitation, that a matter is to be presented at the meeting, then we are allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in this proxy statement. If any other matters are presented at the Annual Meeting for which we may exercise discretionary voting, your proxy will be voted in accordance with the best judgment of the persons named as proxies on the attached proxy card. At the time this Proxy Statement was mailed, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only that entity can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such entity and instruct that person to execute and return the WHITE proxy card on your behalf. You should also sign, date and mail the voting instruction form your broker or banker sends you when you receive it (or, if applicable, vote by following the instructions supplied to you by your bank or brokerage firm, including voting by telephone or via the internet). Please do this for each account you maintain to ensure that all of your shares are voted.

A large number of banks and brokerage firms are participating in a program that allows eligible shareholders to vote by telephone or via the Internet. If a shareholder’s bank or brokerage firm is participating in the telephone voting program or Internet voting program, then such bank or brokerage firm will provide the shareholder with instructions for voting by telephone or the Internet on the voting form. Telephone and Internet voting procedures, if available through a shareholder’s bank or brokerage firm, are designed to authenticate shareholders’ identities to allow shareholders to give their voting instructions and to confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there might be costs that they must bear associated with electronic access, such as usage charges from Internet access providers and telephone companies. If a shareholder’s bank or brokerage firm does not provide the shareholder with a voting form, but the shareholder instead receives our WHITE proxy card, then such shareholder should mark our proxy card, date it and sign it, and return it in the enclosed envelope.

VOTING AND PROXY PROCEDURES

The Board of Directors of Bancorp RI is divided into three classes of directors having staggered terms of three years. If elected, Messrs. Lashley and Palmer would each serve for a three-year term expiring in 2010. Shareholders of Bancorp RI are not permitted to cumulate their votes for the election of directors.

The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding entitled to vote at the Annual Meeting will constitute a quorum. Proxies relating to “street name” shares that are voted by brokers on some but not all of the matters before shareholders at the Annual Meeting will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be entitled to vote at the Annual Meeting on those matters as to which authority to vote is not given to the broker (“broker non-votes”). Accordingly, broker non-votes will not affect the outcome of the election of directors, and are not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

At this meeting, proxies relating to “street name” shares will not be voted for the election of directors unless the shareholder gives instructions on how to vote the shareholder’s shares.

Since the PL Capital Group is only proposing two nominees for the Board of Directors, if the two PL Capital Group nominees are elected, three of the Company’s nominees with the highest number of shares voted in their favor will also be elected. If Messrs. Lashley and Palmer are elected, the PL Capital Group would obtain minority representation on the Company’s Board of Directors (namely, two of fifteen seats).

The election of Messrs. Lashley and Palmer requires the affirmative vote of a plurality of the votes present in person or represented by proxy at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, all other proposals to be voted on at the Annual Meeting will require the affirmative vote of a majority of the Common Stock present in person or represented by proxy at the Annual Meeting.

THE PL CAPITAL GROUP URGES YOU TO VOTE FOR THE ELECTION OF MR. LASHLEY AND MR. PALMER AS DIRECTORS OF BANCORP RI BY SIGNING, DATING, AND MAILING THE ENCLOSED WHITE PROXY CARD AS SOON AS POSSIBLE. PROXIES SOLICITED BY THIS PROXY STATEMENT MAY BE EXERCISED ONLY AT THE ANNUAL MEETING (AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF) IN ACCORDANCE WITH YOUR INSTRUCTIONS AND WILL NOT BE USED FOR ANY OTHER MEETING.

Any proxy may be revoked by you at any time prior to the time a vote is taken by delivering to the Secretary of Bancorp RI a notice of revocation bearing a later date, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person (but attendance at the Annual Meeting will not by itself constitute revocation of a prior-delivered proxy).

Only holders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. If you were a shareholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell your shares after the Record Date. Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares, even if you sell such shares after the Record Date.

If you own shares of Common Stock which are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute and return on your behalf the WHITE proxy card. You should also sign, date and mail the proxy form your broker or bank sends you when you receive it (or, if applicable, vote by following the instructions supplied to you by your bank or brokerage firm, including voting by telephone or via the internet). Please do this for each account you maintain to ensure that all of your shares are voted.

If you wish to support Messrs. Lashley and Palmer, please sign, date and return only the WHITE proxy card. If you later vote on management’s proxy (even if it is to withhold authority to vote for management’s nominees) you will revoke your previous vote for Messrs. Lashley and Palmer.

ALTHOUGH YOU MAY VOTE MORE THAN ONCE, ONLY ONE PROXY WILL BE COUNTED AT THE ANNUAL MEETING, AND THAT WILL BE YOUR LATEST-DATED, VALIDLY EXECUTED PROXY.

If you have already sent a proxy to management of the Company, you can revoke that proxy by signing, dating and mailing the WHITE proxy card or by voting in person at the Annual Meeting.

IF YOU SIGN THE WHITE PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE BANCORP RI COMMON STOCK REPRESENTED BY THE WHITE PROXY CARD FOR THE ELECTION OF MESSRS. LASHLEY AND PALMER, FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS AND AGAINST THE ADJOURNMENT OF THE ANNUAL MEETING BY THE BOARD OF DIRECTORS TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY.

SOLICITATION OF PROXIES; EXPENSES

The entire expense of preparing and mailing this Proxy Statement and any other soliciting material and the total expenditures relating to the solicitation of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation and litigation) will be borne by the PL Capital Group. In addition to the use of the mails, proxies may be solicited by the PL Capital Group, other Participants (as defined below) and/or their employees by telephone, telegram, and personal solicitation, for which no additional compensation will be paid to those persons engaged in such solicitation. Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward solicitation material to the beneficial owners of the Common Stock that such institutions hold, and PL Capital Group will reimburse such institutions for their reasonable out-of-pocket expenses.

The PL Capital Group has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies at a fee estimated not to exceed $[•] plus reimbursement of reasonable out-of-pocket expenses. Approximately [•] persons will be utilized by that firm in its solicitation efforts.

The PL Capital Group estimates that its total expenditures relating to the solicitation of proxies will be approximately $[•] (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation, and litigation). Total cash expenditures to date relating to this solicitation have been approximately $[•].

The PL Capital Group intends to seek reimbursement from the Company for its actual expenses in connection with this solicitation. If elected, the PL Capital Group and its nominees will submit the matter to a vote of the Company’s Board of Directors. The Company’s Board of Directors may vote to submit the matter to a vote of the Company’s shareholders. If elected to the Company’s Board of Directors, Messrs. Lashley and Palmer intend to vote in favor of reimbursing the PL Capital Group and submitting the matter to a vote of the Company’s shareholders. If the matter is submitted to a vote of the Company’s shareholders, the PL Capital Group will vote its shares in favor of such reimbursement and will accept the results of such shareholder vote.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

The PL Capital Group consists of PL Capital, LLC (“PL Capital”), Goodbody/PL Capital, LLC (“Goodbody/PL LLC”), Financial Edge Fund, L.P. (“Financial Edge Fund”), Financial Edge-Strategic Fund, L.P. (“Financial Edge Strategic”), PL Capital/Focused Fund, L.P. (“Focused Fund”), PL Capital Offshore, Ltd. (“PL Capital Offshore”), Goodbody/PL Capital, L.P. (“Goodbody/PL LP”), PL Capital Advisors, LLC (“PL Capital Advisors”), Richard Lashley and John Palmer.

PL Capital is a Delaware limited liability company. Messrs. Lashley and Palmer are the managing members and owners of PL Capital. The principal business of PL Capital is serving as general partner of (1) Financial Edge Fund, a Delaware limited partnership (2) Financial Edge Strategic, a Delaware limited partnership, and (3) Focused Fund, a Delaware limited partnership. Messrs. Lashley and Palmer are members of PL Capital Offshore’s Board of Directors.

PL Capital Advisors is a Delaware limited liability company. Messrs. Palmer and Lashley are the managing members and owners of PL Capital Advisors. PL Capital Advisors is the investment advisor to Financial Edge Fund, Financial Edge Strategic, Goodbody/PL LP, Focused Fund and PL Capital Offshore. PL Capital Offshore is a Caymans Island investment company whose business address is One Capital Place, P.O. Box 847GT, Grand Cayman, Cayman Islands.

Goodbody/PL LLC is a Delaware limited liability company. Messrs. Lashley and Palmer are the managing members and owners of Goodbody/PL LLC. The principal business of Goodbody/PL LLC is serving as general partner of Goodbody/PL LP.

The business address of Financial Edge Fund, Financial Edge Strategic, Focused Fund, PL Capital, Goodbody/PL LP, Goodbody/PL LLC, PL Capital Advisors, Mr. Palmer and Mr. Lashley is: c/o PL Capital LLC, 20 East Jefferson Avenue, Suite 22, Naperville, Illinois 60540.

Each of the limited partnerships and companies managed by PL Capital, PL Capital Advisors and Goodbody/PL LLC invest primarily in equity and debt securities issued by publicly traded banks and thrifts. The principal employment of Messrs. Palmer and Lashley is investment management through PL Capital, PL Capital Advisors and Goodbody/PL LLC. Mr. Lashley resides at 2 Trinity Place, Warren, NJ 07059. Mr. Palmer resides at 4216 Richwood Court, Naperville, IL 60540.

Each of the members of the PL Capital Group may be deemed to be a participant, in the solicitation conducted with this Proxy Statement. Each of them is referred to in this Proxy Statement as a “Participant” and collectively they are the “Participants.”

Appendix A lists certain information regarding ownership of the Common Stock by the Participants and transactions in the Common Stock made by the Participants during the past two years. The PL Capital Group beneficially owns 382,220 shares of Common Stock, or approximately 8.0% of the outstanding shares of Bancorp RI’s Common Stock, and currently intends to maintain that approximate level of ownership. The PL Capital Group may, however, change or alter its investment strategy at any time to increase or decrease its holdings in Bancorp RI.

No Participant has during the last ten years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Except as set forth herein, no Participant is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies). With respect to Financial Edge Fund, Financial Edge Strategic, Focused Fund, PL Capital is entitled to an allocation of a portion of profits, if any. With respect to Financial Edge Fund, Financial Edge Strategic, Focused Fund, PL Capital Offshore and Goodbody/PL LP, PL Capital Advisors is entitled to a management fee based upon a percentage of total capital. With respect to Goodbody/PL LP, Goodbody/PL LLC is entitled to an allocation of a portion of profits, if any. With respect to PL Capital Offshore, PL Capital Advisors is entitled to a portion of profits, if any.

There are no material proceedings to which any Participant or any associate of any Participant is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. Except as described herein, no Participant and no associate of any Participant has any interest in the matters to be voted upon at the Annual Meeting, other than an interest, if any, as a shareholder of the Company.

Except as described herein or in Appendix A, neither any Participant nor any associate of any Participant (1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $120,000; (2) has been indebted to the Company or any of its subsidiaries; (3) has borrowed any funds for the purpose of acquiring or holding any securities of the Company, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to either any securities of the Company, any future employment by the Company or its affiliates, or any future transaction to which the Company or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof.

The PL Capital Group has not paid any compensation to Messrs. Lashley or Palmer solely as a result of their becoming nominees of the PL Capital Group at the Annual Meeting. The partnerships managed by PL Capital will generally reimburse, or indemnify Messrs. Lashley and Palmer for any expenses, and/or liabilities, they may incur in connection with the Annual Meeting. There are no other arrangements or understandings with Messrs. Lashley or Palmer other than as set forth herein. Messrs. Lashley and Palmer have agreed to become nominees of the PL Capital Group in order to further the goals of the PL Capital Group, as set forth in this Proxy Statement.

OTHER MATTERS

The PL Capital Group anticipates that the Company’s proxy statement will contain information regarding (1) the securities ownership of management and beneficial owners of more than 5% of the Common Stock; (2) the committees of the Company’s Board of Directors, including the nominating, compensation and audit committees (and information about audit committee financial experts); (3) the meetings of the Company’s Board of Directors and all committees thereof; (4) the background of the nominees of the Company’s Board of Directors; (5) the compensation and remuneration paid and payable to the Company’s directors and management; (6) the attendance of members of the Company’s Board of Directors at annual meeting; (7) the Company’s policies and procedures for the review, approval or ratification of transactions with related persons; (8) the Company’s director nomination process; (9) the independence of the Company’s directors; (10) shareholder communication with the Company’s Board of Directors; and (11) the submission of shareholder proposals at the Company’s 2008 annual meeting of shareholders. The PL Capital Group has no knowledge of, or responsibility for, the accuracy of the Company’s disclosures in its proxy materials.

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN WE ARE SEEKING YOUR SUPPORT. PLEASE VOTE FOR MESSRS. LASHLEY AND PALMER BY SIGNING, DATING, AND MAILING IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE ENCLOSED WHITE PROXY CARD AS SOON AS POSSIBLE. ONLY YOUR LATEST DATED PROXY COUNTS. EVEN IF YOU HAVE ALREADY RETURNED A PROXY TO THE COMPANY’S BOARD OF DIRECTORS, YOU HAVE EVERY LEGAL RIGHT TO REVOKE IT BY SIGNING, DATING, AND MAILING THE ENCLOSED WHITE PROXY CARD OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

PLEASE CALL IF YOU HAVE QUESTIONS

If you have any questions or require any assistance, please contact D.F. King & Co., Inc., proxy solicitors for the PL Capital Group, at the following address and telephone number:

D.F. KING & CO., INC. 48 Wall Street New York, NY 10005 Toll Free: 1-800-488-8035

Please feel free to call or email the PL Capital Group at the following:

Mr. Richard J. Lashley, Principal	Mr. John W. Palmer, Principal
PL Capital, LLC	PL Capital, LLC
466 Southern Blvd	20 East Jefferson Avenue
Chatham, NJ 07928	Suite 22
(973) 360-1666	Naperville, IL 60540
(973) 360-1720 (fax)	(630) 848-1340
bankfund@aol.com	(630) 848-1342 (fax)
palmersail@aol.com

IT IS IMPORTANT THAT YOU RETURN YOUR PROXY PROMPTLY. PLEASE SIGN AND DATE YOUR WHITE PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY. NO POSTAGE IS NECESSARY.

Sincerely,

Richard J. Lashley	John W. Palmer
The PL Capital Group	The PL Capital Group

March [•], 2007

Appendix A
Additional Information Regarding Members of the PL Capital Group

The following table sets forth information regarding holdings of Common Stock by members of the PL Capital Group (who together constitute a “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934):

Participant & Address	Shares Held Beneficially	Percent of Class	Shares Held By Non-Participant Associates
Richard Lashley	381,220	8.0%	0
2 Trinity Place
Warren, NJ 07059

John W. Palmer		8.0%	0
4216 Richwood Court	381,720
Naperville, IL 60540

PL Capital, LLC	310,044	6.5%	0
20 East Jefferson Avenue, Suite 22
Naperville, Illinois 60540

PL Capital Advisors, LLC	380,720	8.0%	0
20 East Jefferson Avenue, Suite 22
Naperville, Illinois 60540

Financial Edge Fund, LP	128,952	2.7%	0
20 East Jefferson Avenue, Suite 22
Naperville, Illinois 60540

Financial Edge-Strategic Fund, LP	64,092	1.3%	0
20 East Jefferson Avenue, Suite 22
Naperville, Illinois 60540

PL Capital/Focused Fund, LP	117,000	2.4%	0
20 East Jefferson Avenue, Suite 22
Naperville, Illinois 60540

PL Capital/Offshore Ltd.	7,000	0.1%	0
One Capital Place
P.O. Box 847GT
Grand Cayman, Cayman Islands

Goodbody/PL Capital, LLC	63,676	1.3%	0
20 East Jefferson Avenue, Suite 22
Naperville, Illinois 60540

Goodbody/PL Capital, LP	63,676	1.3%	0
20 East Jefferson Avenue, Suite 22
Naperville, Illinois 60540

(1)	Includes 500 shares held of record by Mr. Lashley.
(2)	Includes 1,000 shares held in street name by Mr. Palmer.

Except as disclosed herein, no member of the PL Capital Group owns any shares of the Common Stock of record but not beneficially.

Transactions In Stock of the Company

The following transactions are the only transactions during the past two years with regard to the Common Stock made by Mr. Lashley, Mr. Palmer and members of the PL Capital Group.

Transactions by Mr. Lashley:

Date (year/mm/dd)	Number of Shares
2006-05-05	500

Transactions by Mr. Palmer:

Date (year/mm/dd)	Number of Shares
2006-05-19	1,000

Transactions by Financial Edge Strategic Fund, LP:

Date (year/mm/dd)	Number of Shares
2006-05-02	800

2006-05-05	21,000

2006-05-17	6,000

2006-05-19	9,000

2006-05-24	3,150

2006-05-25	15,000

2006-05-31	6,000

2006-07-27	142

2006-07-27	5,000

2006-08-02	(2,000)

Transactions by PL Capital Focused Fund, LP:

Date (year/mm/dd)	Number of Shares
2006-05-05	40,000

2006-05-17	6,000

2006-05-19	12,000

2006-05-22	5,500

2006-05-25	40,000

2006-05-31	10,500

2006-07-27	5,000

2006-08-02	(2,000)

Transactions by Goodbody/PL Capital, LP:

Date (year/mm/dd)	Number of Shares
2006-05-05	21,000

2006-05-08	176

2006-05-17	6,000

2006-05-19	9,500

2006-05-24	3,000

2006-05-25	15,000

2006-05-31	6,000

2006-07-27	5,000

2006-08-02	(2,000)

Transactions by Financial Edge Fund, LP:

Date (year/mm/dd)	Number of Shares
2006-05-05	40,000

2006-05-05	2,738

2006-05-17	6,000

2006-05-17	743

2006-05-19	18,000

2006-05-19	1,871

2006-05-19	1,000

2006-05-22	5,300

2006-05-25	30,000

2006-05-30	11,300

2006-05-31	6,000

2006-07-27	10,000

2006-08-02	(4,000)

Transactions by PL Capital Offshore, Ltd:

Date (year/mm/dd)	Number of Shares
2006-05-05	3,000

2006-05-17	1,000

2006-05-19	2,000

2006-05-31	1,000

In aggregate, the PL Capital Group owns 382,220 shares of Common Stock of the Company acquired at an aggregate cost of $13,719,310.

The amount of funds expended by each entity or person is as follows:

Entity:	Shares held:	Total cost($):
Financial Edge Fund	128,952	$4,638,404

Financial Edge Strategic	64,092	2,301,078

Goodbody/PL LP	63,676	2,286,092

Focused Fund	117,000	4,192,004

PL Offshore	7,000	248,690

Richard Lashley	500	17,634

John Palmer	1,000	35,408

TOTAL	382,220	$13,719,310

The funds used by Financial Edge Fund, Financial Edge Strategic, Goodbody/PL LP, Focused Fund and PL Offshore came from those entity’s available capital and from time to time by margin provided by Bear Stearns Securities Corp. (“Bear Stearns”) on such firms’ usual terms and conditions. The amount of funds expended by Mr. Palmer to acquire the shares held in his name came from his available personal capital. The amount of funds expended by Mr. Lashley to acquire the shares held in his name came from his available personal capital.

All or part of the shares of Common Stock owned by members of the PL Capital Group may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such entities to members of the PL Capital Group. Such loans, if any, generally bear interest at a rate based upon the federal funds rate plus a margin. Such indebtedness, if any, may be refinanced with other banks or broker-dealers. As of the date of this filing, no member of the PL Capital Group, other than the Focused Fund and PL Capital Offshore, has margin or other loans outstanding secured by Common Stock.

No Participant is required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock.

PRELIMINARY COPY, DATED MARCH 1, 2007

PROXY

THIS PROXY IS SOLICITED BY THE PL CAPITAL GROUP IN OPPOSITION TO THE BOARD
OF DIRECTORS OF BANCORP RHODE ISLAND, INC.>

ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Mr. Richard J. Lashley and Mr. John W. Palmer, with full power of substitution, as Proxy for the undersigned, to vote all shares of common stock, par value $.01 per share, of Bancorp Rhode Island, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at [•]:[•] a.m. on May 16, 2007 at [•], Providence, Rhode Island [•] or any adjournments thereof (the “Annual Meeting”), as follows:

1.	ELECTION OF DIRECTORS- To elect Mr. Richard J. Lashley and Mr. John W. Palmer

FOR                    WITHHOLD

Instruction: To withhold authority to vote for the election of any nominee(s), write the name(s) of such nominee(s) in the following space (You can withhold authority for either Mr. Lashley and Mr. Palmer, jointly or individually by writing one or both names in the following space below or withholding authority for both by checking the WITHHOLD box above):

The PL Capital Group intends to use this proxy to vote for persons who have been nominated by the Company to serve as Director, other than the Company Nominees noted below. You should refer to the Company’s proxy statement and form of proxy distributed by the Company for the names, backgrounds, qualifications and other information concerning the Company’s Nominees. The PL Capital Group is NOT seeking authority to vote for and will NOT exercise any authority for Mr. [•] and Mr. [•], two of the Company’s Nominees. You may withhold authority to vote for an additional Company Nominee, by writing the name of the Company Nominee in the following space below:

2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE YEAR ENDED DECEMBER 31, 2007:

FOR                    AGAINST                    ABSTAIN

3.	THE ADJOURNMENT OF THE ANNUAL MEETING TO PERMIT THE BOARD OF DIRECTORS TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY.

FOR                    AGAINST                    ABSTAIN

IMPORTANT: PLEASE SIGN AND DATE ON THE REVERSE SIDE.

This proxy, when properly executed , will be voted in the manner directed herein by the undersigned Shareholder. Unless otherwise specified, this proxy will be voted “FOR” the election of the PL Capital Group’s Nominees as Directors and the Company Nominees identified in the proxy statement, “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent auditor and “AGAINST” the adjournment of the Annual Meeting to permit the Board of Directors to solicit additional proxies, if necessary. This proxy revokes all prior proxies given by the undersigned.

In his discretion, the Proxy is authorized to vote upon such other business that may properly come before the Annual Meeting and any and all adjournments or postponements thereof, as provided in the proxy statement provided herewith.

Dated:______________________________________________________

Signature:___________________________________________________

Signature(if held jointly):________________________________________

Title:________________________________________________________

Please sign exactly as your name(s) appear on the proxy card(s) previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporation name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy card votes all shares held in all capacities.

PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD TODAY